Exhibit 21.1

SUBSIDIARIES OF THE COMPANY

Jurisdiction of Organization
Earthstone Operating, LLC	Texas
EF Non-Op, LLC	Texas
Sabine River Energy, LLC	Texas
Basic Petroleum Services, Inc.	Texas
1058286 B.C. Ltd	British Columbia, Canada